Exhibit 10.2

LETTER OF GUARANTEE

LETTER OF GUARANTEE dated as of May 24, 2012 (the “Letter of Guarantee”) made by the undersigned ZIMMER HOLDINGS, INC., a Delaware corporation (the “Guarantor”), in favor of SUMITOMO MITSUI BANKING CORPORATION, a Japanese banking corporation, and/or any of its subsidiaries or affiliates (individually or collectively, as the context may require, the “Bank”).

PRELIMINARY STATEMENTS: The Bank has entered into that certain ¥11,700,000,000 Term Loan Agreement dated as of May 24, 2012 (as it may be amended, supplemented, extended, renewed, or otherwise modified from time to time, the “Agreement”) with ZIMMER K.K. (the “Borrower”), a corporation organized under the laws of Japan, pursuant to which the Bank has agreed to extend a loan to the Borrower (the foregoing credit arrangement being the “Facility” and any writing evidencing, supporting or securing the Facility, including the Agreement, being a “Facility Document”). The Guarantor owns a substantial amount of the stock or other ownership interests of the Borrower and is financially interested in its affairs.

THEREFORE, in consideration of this Letter of Guarantee and in order to induce the Bank to extend credit or give financial accommodation under the Facility, the Guarantor agrees as follows:

Section 1. Guarantee of Payment. The Guarantor absolutely, unconditionally, and irrevocably guarantees to the Bank the punctual and full payment of all sums now owing or which may in the future be owing by the Borrower under the Facility, when the same are due and payable, whether on demand, at stated maturity, by acceleration or otherwise, and whether for principal, interest, fees, expenses, indemnification or otherwise (all of the foregoing sums being the “Liabilities”). The Liabilities include, without limitation, interest accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the Facility Documents. This Letter of Guarantee is a guarantee of payment and not of collection only. The Bank shall not be required to exhaust any right or remedy or take any action against the Borrower or any other person or entity or any collateral. The Guarantor agrees that, as between the Guarantor and the Bank, the Liabilities may be declared to be due and payable for the purposes of this Letter of Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower and that in the event of a declaration or attempted declaration, the Liabilities shall immediately become due and payable by the Guarantor for the purposes of this Letter of Guarantee.

Section 2. Guarantee Absolute. The Guarantor guarantees that the Liabilities shall be paid strictly in accordance with the terms of the Facility. The liability of the Guarantor under this Letter of Guarantee is absolute and unconditional irrespective of: (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Facility Documents or Liabilities, or any other amendment or waiver of or any consent to departure from any of the terms of any Facility Document or Liability, regardless of whether notice is given or further consent is obtained; (b) any exchange, release or non perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Liabilities; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Facility Document or Liability; (d) without being limited by the foregoing, any lack of validity or enforceability of any Facility Document or Liability; or (e) any other defense whatsoever which might constitute a defense available to, or discharge of, the Borrower or a guarantor.

Section 3. Guarantee Irrevocable. This Letter of Guarantee is a continuing guarantee and shall remain in full force and effect until payment in full of all Liabilities and other amounts payable under this Letter of Guarantee and until the Facility is no longer in effect or, if earlier, when the Guarantor has given the Bank written notice that this Letter of Guarantee has been revoked; provided that any notice under this Section shall not release the Guarantor from any Liability, absolute or contingent, existing prior to the Bank’s actual receipt of the notice at its branches or departments responsible for the Facility.

Section 4. Reinstatement. This Letter of Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Liabilities is rescinded or must otherwise be returned by the Bank on the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though the payment had not been made.

Section 5. Subrogation. The Guarantor shall not exercise any rights which it may acquire by way of subrogation, by any payment made under this Letter of Guarantee or otherwise, until all the Liabilities have been paid in full and the Facility is no longer in effect; provided that if the Guarantor is an “insider” of the Borrower, as such term is defined in Section 101 of the Federal Bankruptcy Code, the Guarantor hereby irrevocably waives any and all right to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder, to be subrogated to the rights of the Bank against the Borrower with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by the Borrower in respect thereof. If any amount is paid to the Guarantor on account of subrogation rights under this Letter of Guarantee at any time when all the Liabilities have not been paid in full, the amount shall be held in trust for the benefit of the Bank and shall be promptly paid to the Bank to be credited and applied to the Liabilities, whether matured or unmatured or absolute or contingent, in accordance with the terms of the Facility. If the Guarantor makes payment to the Bank of all or any part of the Liabilities and all the Liabilities are paid in full and the Facility is no longer in effect, the Bank shall (subject to the proviso in the first sentence of this Section), at the Guarantor’s request, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Liabilities resulting from the payment.

Section 6. Subordination. Without limiting the Bank’s rights under any other agreement, any liabilities owed by the Borrower to the Guarantor in connection with any extension of credit or financial accommodation by the Guarantor to or for the account of the Borrower, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Liabilities, and such liabilities of the Borrower to the Guarantor, if the Bank so requests, shall be collected, enforced and received by the Guarantor as trustee for the Bank and shall be paid over to the Bank on account of the Liabilities but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Letter of Guarantee.

Section 7. Payments Generally. All payments by the Guarantor shall be made in the manner, at the place, and in the currency required by the Facility Documents.

Section 8. Certain Taxes. The Guarantor further agrees that all payments to be made hereunder shall be made without setoff or counterclaim and free and clear of, and without deduction for, any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or restrictions or conditions of any nature whatsoever now or hereafter imposed, levied, collected, withheld or assessed by any country or by any political subdivision or taxing authority thereof or therein (“Taxes”). If any Taxes are required to be withheld from any amounts payable to the Bank hereunder, the amounts so payable to the Bank shall be increased to the extent necessary to yield to the Bank (after payment of all Taxes) the amounts payable hereunder in the full amounts so to be paid. Whenever any Tax is paid by the Guarantor, as promptly as possible thereafter the Guarantor shall send the Bank an official receipt showing payment thereof, together with such additional documentary evidence as may be required from time to time by the Bank.

Section 9. Representations and Warranties. The Guarantor represents and warrants that this Letter of Guarantee: (a) has been authorized by all necessary action; (b) does not violate any agreement, instrument, law, regulation or order applicable to the Guarantor; (c) does not require the consent or approval of any person or entity, including but not limited to any governmental authority, or any filing or registration of any kind (other than filing with the United States Securities and Exchange Commission, if deemed necessary or appropriate by counsel for the Guarantor); and (d) is the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.

Section 10. Remedies Generally. The remedies provided in this Letter of Guarantee are cumulative and not exclusive of any remedies provided by law.

Section 11. Setoff. The Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim the Bank may otherwise have, the Bank shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of the Guarantor at any of the Bank’s offices, in South Korean won, U.S. dollars, or in any other currency, against any amount payable by the Guarantor under this Letter of Guarantee which is not paid when due (regardless of whether such balances are then due to the Guarantor), in which case it shall promptly notify the Guarantor thereof; provided that the Bank’s failure to give such notice shall not affect the validity thereof.

Section 12. Rights Cumulative. This Letter of Guarantee shall not be considered to modify other guaranties, if any, made by the Guarantor in respect of the transactions between the Bank and the Borrower and shall be additional to the maximum amount, if any, undertaken by the Guarantor under other guaranties. The foregoing shall also apply to the guaranties which may be made by the Guarantor in the future to secure transactions between the Bank and the Borrower.

Section 13. Formalities. The Guarantor waives presentment, notice of dishonor, protest, notice of acceptance of this Letter of Guarantee or incurrence of any Liability and any other formality with respect to any of the Liabilities or this Letter of Guarantee.

Section 14. Amendments and Waivers. No amendment or waiver of any provision of this Letter of Guarantee, nor consent to any departure by the Guarantor therefrom, shall be effective unless it is in writing and signed by the Bank, and then the waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Bank to exercise, and no delay in exercising, any right under this Letter of Guarantee shall operate as a waiver or preclude any other or further exercise thereof or the exercise of any other right.

Section 15. Expenses. The Guarantor shall reimburse the Bank on demand for all costs, expenses and charges (including without limitation fees and charges of external legal counsel for the Bank and costs allocated by its internal legal department) incurred by the Bank in connection with the preparation, performance or enforcement of this Letter of Guarantee. The obligations of the Guarantor under this Section shall survive the termination of this Letter of Guarantee.

Section 16. Assignment. This Letter of Guarantee shall be binding on, and shall inure to the benefit of the Guarantor, the Bank and their respective successors and assigns; provided that the Guarantor may not assign or transfer its rights or obligations under this Letter of Guarantee. Without limiting the generality of the foregoing: (a) the obligations of the Guarantor under this Letter of Guarantee shall continue in full force and effect and shall be binding on: (i) the estate of the Guarantor if the Guarantor is an individual; and (ii) any successor partnership and on previous partners and their respective estates if the Guarantor is a partnership, regardless of any change in the partnership as a result of death retirement or otherwise; and (b) the Bank may assign, sell participations in or otherwise transfer its rights under the Facility to any other person or entity, and the other person or entity shall then become vested with all the rights granted to the Bank in this Letter of Guarantee or otherwise.

Section 17. Captions. The headings and captions in this Letter of Guarantee are for convenience only and shall not affect the interpretation or construction of this Letter of Guarantee.

Section 18. Governing Law, Etc. This Letter of Guarantee shall be governed by the law of the state of New York. Any legal action or proceeding with respect to this Letter of Guarantee, and any other Facility Document, may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Letter of Guarantee, the Guarantor hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. The Guarantor hereby irrevocably consents to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding brought in the United States of America arising out of or in connection with this Letter of Guarantee or any other Facility Document by the mailing (by registered or certified mail, postage prepaid) or delivering of a copy of such process to the Guarantor at its address set forth on the signature page hereof or as otherwise specified by the Guarantor from time to time. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing contained in this Section 18 shall affect the right of the Bank to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Guarantor in any other jurisdiction. THE GUARANTOR WAIVES ANY RIGHT THE GUARANTOR MAY HAVE TO JURY TRIAL. TO THE EXTENT THAT THE GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), THE GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS LETTER OF GUARANTEE.

IN WITNESS WHEREOF, the Guarantor has caused this Letter of Guarantee to be executed and delivered by its authorized officers.

ZIMMER HOLDINGS, INC.

By:	/s/ James T. Crines
James T. Crines Executive Vice President, Finance and Chief Financial Officer

By:	/s/ Robert J. Marshall Jr.
Robert J. Marshall Jr. Vice President, Investor Relations and Treasurer

Address:	345 East Main Street Warsaw, IN 46580
Attention:	Robert J. Marshall Jr.
Phone:	(574) 371-8096
Fax:	(574) 372-4864